SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is entered into by and between John Philpott (“you”), on the one hand, and Resonant Inc. (the “Company”), on the other hand, as of the effective date set forth in Section 21 below (the “Effective Date”), with reference to the following facts:
For good and valuable consideration, the sufficiency of which is hereby acknowledged, you and the Company agree as follows:
1.    Ending of Your Employment. Your employment by the Company ended as of July 26, 2016 (the “Separation Date”).
2.    Acknowledgment of Payment. You acknowledge that you have been paid all compensation due to you through and including the Separation Date.
3.    Transition Payment. In exchange for you signing and returning this Agreement, the Company will provide you with an additional payment (the “Transition Payment”) described in this paragraph 3. Payment will be made as stated below starting approximately ten (10) days after you return this Agreement with your signature, provided you have not revoked your signature as described in Section 21, below.

3.1	Transition Payment. Your Transition Payments consist of the following:

3.1.1
Base Salary Payments. You will receive an amount of $225,000.00, consisting of twelve (12) months of your base salary of two hundred twenty-five thousand ($225,000) dollars as in effect immediately prior to the Separation Date, less all required tax withholdings, and other applicable deductions as described below, which amount will be paid in two (2) equal installments, the first payment to be immediately following the last day of the revocation period described in paragraph 21 below and the second payment on the bi-weekly payroll payment date immediately prior to September 30, 2016.

3.1.2
Continued Health Insurance Benefits. If you are eligible for, and elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or the California Continuation Benefits Replacement Act (“Cal-COBRA”), as applicable, for you and your eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA and/or Cal-COBRA, the Company will reimburse you, as and when due to the COBRA and/or Cal-COBRA carrier, for up to $3,220 per month of the premiums for such coverage until the earliest to occur of (A) a period of twelve (12) months commencing with the first month following the Separation Date, (B) the date upon which you enroll for coverage under a health, dental, or vision insurance plan of a subsequent employer of yours or your spouse, and (C) the date you or your dependents cease to be eligible for COBRA and Cal-COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA and/or Cal-COBRA to the maximum extent permitted under applicable law.

{00023092}	Page 1 of 7

3.1.3
Equity. Conditional upon approval by the Compensation Committee of the Board of Directors of the Company, which the Company will seek to obtain prior to expiration of the revocation period described in paragraph 21 below, and notwithstanding anything in the applicable stock option agreements or restricted stock unit agreement to the contrary, your following equity awards shall be subject to the following modified vesting terms:

a)
Restricted Stock Unit Award, granted December 4, 2014, for an aggregate of 26,446 shares of common stock – of the remaining unvested portion of this award, 6,611 unvested shares will immediately vest on the day immediately following the last day of the revocation period described in paragraph 21 below. The remaining balance of unvested shares shall terminate on the Separation Date.

b)
Stock Option Award, granted May 28, 2014, for an aggregate of 80,000 shares of common stock – of the remaining unvested portion of this award, 20,000 unvested shares will immediately vest on the day immediately following the last day of the revocation period described in paragraph 21 below. The remaining balance of unvested shares shall terminate on the Separation Date.

c)
Stock Option Award, granted February 5, 2016, for an aggregate of 27,500 shares of common stock – of the remaining unvested portion of this award, 6,876 unvested shares will immediately vest on the day immediately following the last day of the revocation period described in paragraph 21 below. The remaining balance of unvested shares shall terminate on the Separation Date.

In addition to the modified vesting terms described in this paragraph 3.1.3, you will have until June 30, 2017 in which to exercise any of your vested stock options. Any and all vested options not exercised as of June 30, 2017 will be forfeited.

3.1.4
Pro-Rated Bonus Payment. If the Company awards equity performance bonuses to its other management employees for the fiscal year 2016 pursuant to the equity bonus plan in effect on the date hereof, then you will receive an amount equal to the amount of the equity performance bonus you would have received pursuant to such plan had you been employed with the Company at December 31, 2016, pro-rated by multiplying such bonus amount by a fraction, the numerator of which is the number of days from and including January 1, 2016 through and including the Separation Date, and the denominator of which shall be three-hundred and sixty-five (365). Any such bonus will be paid in the same manner (cash, shares of common stock, etc.) and at the same time as the Company pays such bonuses to its other executive officers. The Company may deduct any payroll withholding taxes that are required to be paid with respect to any such bonus from your next severance payment in order to facilitate collection.

4.    Your Release of the Company. Except for the Company’s obligation to provide any payments or benefits described in Section 3 above, you, on behalf of yourself, your heirs, assigns, legal representatives and any person claiming through you, release the Company, all of its parent, subsidiary and affiliated companies, and, with respect to each of the aforementioned entities, all of

{00023092}	Page 2 of 7

its current and former owners, employees, officers, directors, agents, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint ventures, predecessors, successors, assigns, heirs, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other persons acting by or through any of them (all of the foregoing, collectively “Releases”) from any and all claims, demands or liabilities whatsoever (collectively, “Claims”) arising from or based on any act or omission that occurred before you signed and returned this Agreement, including, without limitation, any Claims arising out of or in any way related to your employment by the Company or the ending of such employment. The matters released include, but are not limited to, any Claim arising under or relating to: Title VII of the Civil Rights Act of 1964; the federal Civil Rights Act of 1991; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); the California Fair Employment and Housing Act; the California Family Rights Act of 1991; the California Labor Code; the Wage Orders of the California Industrial Welfare Commission (all the foregoing as amended, if applicable); and any other federal, state or local law, regulation or ordinance, including, without limitation, those regulating wages, hours, working conditions or the employment relationship; any alleged breach of contract or breach of the covenant of good faith and fair dealing; any alleged harassment, discrimination, retaliation, fraud, fraudulent inducement or other tort; any alleged violation of public policy or statutory or constitutional rights; any Claims for severance pay, vacation pay, bonus or other benefit; and any Claims for reimbursement of health or medical costs or disability. Notwithstanding the foregoing, this Agreement: (a) does not deprive you of any benefit that has already vested in you prior to you signing this Agreement; (b) does not deprive you of the right to prosecute any ADEA claim if such claim arises after the Effective Date of this Agreement; (c) does not deprive you of the right to challenge or seek a determination in good faith of the validity of this waiver under the ADEA (without any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law); (d) does not deprive you of the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission or equivalent state or local agency, with the understanding that by signing this Agreement, you waive and give up, to the full extent permitted under applicable law, any right to seek or obtain any monetary compensation for yourself in connection with such filing or participation; (e) does not deprive you of your rights under California Labor code section 2802; and (f) does not deprive you of any right or Claim you may have which, as a matter of law, cannot be released by private agreement.
5.    Release of Unknown and Unsuspected Claims. You acknowledge that there is a risk that after you sign and return this Agreement, you may incur or suffer losses, damages or injuries that are unknown or unanticipated at this time. You hereby assume that risk and agree that this Agreement and the release it contains shall apply to all unknown and unanticipated claims as well as those known and anticipated. You hereby specifically waive and give up any rights you might otherwise have under California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
6.    Confidentiality. You agree and acknowledge that any obligations of confidentiality you had as an employee of the Company survive the ending of your employment. You further agree that you will not disclose the terms and conditions of this Agreement to any third party except that:

{00023092}	Page 3 of 7

(a) you may disclose this Agreement and its terms to your spouse (if applicable), your accountants, tax advisors, and legal counsel, provided that any such third party has been informed of, and has agreed to abide by, this confidentiality provision, and further provided that any breach of this confidentiality provision by such third parties shall constitute a breach by you; (b) you may disclose this Agreement and its terms to the extent required by any government agency or taxing authority; and (c) you may disclose this Agreement and its terms to the extent required by a valid subpoena or order issued by any court of competent jurisdiction; provided, however, that within three business days after being notified of the need for any disclosure under clauses (b) or (c) of this section, and before such disclosure takes place, you shall inform the Company, in writing, of such notice. In accordance with applicable law, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (a) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.    Non-Disparagement. Unless compelled by law, you will not directly or indirectly make, or authorize or encourage others to make, any statement, written or oral, that would foreseeably harm the reputation of the Company or its directors, officers or employees, or that would foreseeably harm the Company’s business operations.
8.    Employment References. You acknowledge that the Company is under no obligation to ever rehire you. If you wish to provide to any actual or prospective employer verification of your past employment with the Company, you will refer such request to the Human Resource Manager, who will confirm only the following information: (a) your dates of employment with the Company; and (b) the position you held at the time of your separation.
9.    Return of Company Property. You hereby affirm that you have returned all documents that belong to the Company (or, in the case of documents in electronic format, you have irretrievably deleted them from every device that you have not returned to the Company), and that you have returned all other Company property including, without limitation, electronic devices, keys and security badges except those items listed in Schedule A. You agree to purchase the items listed in Schedule A from the Company for the total amount of $586 and that amount will be deducted from your next severance payment in order to facilitate collection by the Company.
10.    No Waiver. If either party to this Agreement waives a breach by the other party, that waiver shall not waive any other breach and shall not serve as a continuing waiver. No waiver shall be effective unless it is in writing and signed by both parties to this Agreement.
11.    No Admission of Liability. This Agreement shall not at any time or for any purpose be deemed an admission of liability or wrongdoing by you or the Company.
12.    Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of California without regard to conflict-of-law principles. The federal and state courts located in Santa Barbara County, California shall be the exclusive forum for resolving any disputes arising out of or relating to this Agreement.
13.    Binding Effect. This Agreement shall be binding upon the parties and their administrators, executors, receivers, trustees, successors and assigns.

{00023092}	Page 4 of 7

14.    Severability. If any portion of this Agreement is held to be void, voidable or unenforceable, such portion shall be modified only to the minimum extent required to render it enforceable, and the remaining portions of the Agreement shall remain in full force and effect.
15.    No Claims. You warrant and represent that you have not filed, caused to be filed or assigned any lawsuit, complaint, charge, administrative proceeding or legal proceeding of any type asserting any Claim released by this Agreement. You affirm that you have no known workplace injuries or occupational diseases, and that you have never been denied any leave to which you were entitled under the Family and Medical Leave Act, the California Family Rights Act or disability accommodation laws.
16.    Effectuation. Each party agrees to execute any and all additional documents and instruments necessary or reasonably requested to carry out the terms of this Agreement.
17.    Construction of Agreement. This Agreement is a product of negotiation between the parties and it is not to be interpreted more strongly in favor of one or the other, by reason of who drafted the Agreement, in any later interpretation or action for enforcement.
18.    Headings. The headings, titles and captions contained in this Agreement are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
19.    Counterparts. This Agreement may be executed in counterparts, each of which is deemed to be an original, but such counterparts together shall constitute one and the same document. Copies of executed signature pages conveyed via fax or email shall be valid and binding for all purposes to the same extent as original executed signature pages.
20.    Litigation Cooperation. Upon reasonable notice, you shall cooperate in the defense of any action brought by any third party against Company that relates to any act or omission that took place during your employment by Company. Such cooperation shall include providing information to Company’s counsel and, if needed, providing truthful testimony. Company shall reimburse you for all out-of-pocket costs you reasonably incur in connection with providing such cooperation.
21.    Revocation. You may revoke this Agreement at any time during the seven (7) days after you sign it. This Agreement and the obligations under this Agreement will not become effective until the Effective Date, which is the eighth day after you have signed the Agreement, provided that you have delivered the signed Agreement to the Company and have not revoked your signature. If you choose to revoke the Agreement, you must do so by means of a written document, signed by you and delivered within the seven-day revocation period as follows: via hand-delivery or courier service to Resonant Inc., Attn: Barbara Harlow, Director of Administration, 110 Castilian Dr., Suite 100, Goleta, CA 93117.
22.    Adequate Time for Review. You acknowledge that: (a) you understand all the terms and conditions of this Agreement; (b) the Company has advised you to consult with attorneys of your choice, at your expense, concerning this Agreement, and you have done so or hereby voluntarily waive your right to do so; (c) the Company has provided you with at least twenty-one (21) days to decide whether you want to sign this Agreement, and you have used as much of that time as you wish; and (d) you understand that in consideration for signing this Agreement, you will be receiving a payment and/or benefit to which you would not otherwise be entitled.

{00023092}	Page 5 of 7

23.    Complete Agreement. This Agreement, along with any confidentiality provisions contained in any agreement you previously entered into with the Company (the “Confidentiality Provisions”) and/or any provisions of any agreement between you and that Company that you and the Company previously expressly agreed would survive the ending of your employment (the “Surviving Provisions”) contains the final, complete and exclusive agreement between you and the Company concerning the subject matter covered in this Agreement. This Agreement cannot be altered, amended or modified except by a written document signed by you and the Company. Except for the Confidentiality Provisions and Surviving Provisions, any previous or contemporaneous oral or written agreements between you and the Company concerning any subject matter covered by this Agreement are entirely superseded by this Agreement.
24.    Deadline. You acknowledge that you received this Agreement on July 26, 2016. To accept this Agreement, you must sign and date it, and return it to the Company on or before August 16, 2016.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth next to their respective signatures below.

/s/ John Philpott			RESONANT INC.
	JOHN PHILPOTT	By:	/s/ Terry Lingren
DATE:	7/28/16	Its:	CEO
		Date:	7/28/16

{00023092}	Page 6 of 7

SCHEDULE A

Items to be purchased from the Company

1.	Lenovo Laptop and ASUS Monitor – to be purchased for $586

{00023092}	Page 7 of 7